 Exhibit 10.32

STRICTLY PRIVATE AND CONFIDENTIAL

Dated [         ]

ZURA BIO LIMITED

and

JAVIER COTE-SIERRA

SERVICE AGREEMENT

THIS AGREEMENT is entered into between the parties on __________________ 2022

PARTIES

(1)	Zura Bio Limited a company incorporated and registered in England and Wales with company number 13856620 and whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the "Company"); and

(2)	Javier Cote, Sierra of [address] Needham, Massachusetts (the "Employee").

AGREED TERMS

1.	Definitions

1.1	The following terms shall have the following meanings unless the context requires otherwise:

"Board" means the board of directors of the Company or any person or committee of the board duly appointed by it;

"Capacity" means as agent, consultant, director, employee, owner, partner, shareholder or otherwise;

"Commencement Date" means the effective date of the Business Combination Agreement (“BCA”) by and among the Company, JATT Acquisition Corp, JATT Merger Sub, JATT Merger Sub 2, and [Holdco].

"Confidential Information" means trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, business associates, partners, investors, contractors, customers, agents, shareholders or management, including (but not limited to):

i.	research papers and research findings, technical designs, processes, formulae, manufacturing methods, algorithms, codes, drawings, diagrams, specifications, source codes and software;
ii.	details of current activities and current and future business strategies and tactics and research and development including (without limitation) those relating to product development, future research, development and usage, investors, investment and other forms of financing, regulatory processes and regulatory approvals, services, management, advertising, sales and marketing, the acquisition or disposal of a company or business or part thereof or any proposed expansion or contraction of activities or current or proposed contracting or outsourcing;
iii.	the research and development of new systems, products, services or use cases;
iv.	external business associates or partners, laboratories, consultants, contractors and suppliers and their pricing, incentives, services, designs, production, development and delivery capabilities;
v.	clients and details of their particular requirements and businesses and the terms of business with them;
vi.	details of consultants, employees and officers of the Company or any Group Company and of any specific skillset, remuneration and other benefits paid to them;
vii.	costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of the Company, a Group Company or of any partner, contractor, client, customer, supplier, agent or business associate of the Company or Group Company;

viii.	existing and prospective operating systems, software applications and methods or production, manufacture, processing or treatment;
ix.	contact lists, data bases and other similar assimilations of business or individual contact details;
x.	any document or intangible material clearly marked 'confidential', information which the Employee is told is confidential or any other information of a private, confidential or secret nature concerning the Company or any Group Company and any information which has been given to the Company or any Group Company in confidence by clients, customers, suppliers, agents, business associates or other persons (notwithstanding that information falling into i to ix above shall be considered Confidential Information whether or not marked or otherwise identified as such).

Information is not Confidential Information if:

i.	it is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Employee in breach of this agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information); or
ii.	it was available to the Employee on a non-confidential basis before disclosure by the Company or any Group Company;

"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Employment Inventions” means any Invention which is made wholly or partially by the Employee at any time during the course of their employment with the Company (whether or not during working hours or using the Company’s premises or resources, and whether or not recorded in material form and whether before or after the date of this Agreement);

“Employment IPRs” means Intellectual Property Rights created by the Employee in the course of their employment with the Company (whether or not during working hours or using the Company’s premises or resources and whether before or after the date of this Agreement);

"Group Company" means the Company and any group undertaking (as such term is defined in section 1161(5) of the United Kingdom Companies Act 2006) of the Company in any jurisdiction from time to time;

"Intellectual Property Rights" means patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Invention" means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

"Permitted Investment" has the meaning given to it in clause 14.3; and

"Termination" means the termination of the Employee’s employment under this Agreement however caused, whether lawful or not, and "Termination Date" means the date of Termination.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and in the plural include the singular;

1.2.2	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.3	the headings are inserted for convenience only and shall not affect its construction;

1.2.4	reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.5	the Schedules shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules;

1.2.6	reference to any regulator or other body includes a reference to any successor;

1.2.7	references to clauses and the parties are respectively to clauses of and the parties to this Agreement; and

1.2.8	save as otherwise defined words and expressions shall be construed in accordance with the United Kingdom Interpretation Act 1978.

2.	Term of Employment

2.1	The Employee’s employment with the Company and provision of services hereunder shall begin on the Commencement Date and will continue under the terms of this Agreement until terminated by either party as follows: (i) during the first year of employment by giving the other not less than six (6) months' prior notice in writing; and (ii) during all subsequent years of employment by giving the other not less than nine (9) months’ prior notice in writing. Employee’s term of employment hereunder shall be referred to as the “Employment Period”.

3.	Pre-Conditions and Warranties

3.1	The Employee’s employment under this Agreement is conditional upon:

3.1.1	the Employee having produced to the Company for inspection proof of the Employee’s authorization to work lawfully in the United States; and

3.1.2	the Company having obtained and being satisfied with the results of such written and/or oral references and such other background screening as the Company shall determine.

3.2	The Employee warrants that:

3.2.1	all information provided to the Company by or on behalf of the Employee during the recruitment process is true, complete and not misleading;

3.2.2	the Employee is entitled to work in the United States without any additional approvals; and

3.2.3	the Employee is not prevented by the terms of any agreement or court order from commencing employment with the Company on the Commencement Date and that there are no express or implied terms of any contract with (or other obligation to) any third party that could prevent or hinder the performance of the Employee’s duties in full to any Group Company.

3.3	It is a condition of this employment that the Employee has and maintains during the course of this employment, a valid passport which permits the Employee to travel as required to the United Kingdom; and that the Employee has and maintains during the course of this employment a valid passport and/or other documentation which permits the Employee to be employed by the Company in the role and location for which the Employee is employed. The Employee must notify the Company immediately if at any time the Employee does not meet this condition. The Employee must produce to the Company for inspection the documents proving this right to the Company’s satisfaction upon the Commencement Date and otherwise upon request. If the Employee has time limited immigration and/or travel permission, the Employee must produce this evidence on an annual basis. If the Employee is sponsored by the Company, it is a condition of the employment that the Employee provides the Company with the information that it requires to comply with its obligations as a licensed sponsor.

3.4	If the Employee is in breach of any of the warranties or fails to satisfy any of the conditions set out in this clause 3 then the Company shall be entitled to terminate the Employee’s employment summarily.

4.	Duties

4.1	The Employee shall serve the Company as Chief Scientific Officer or in such other role as the Chief Executive Officer (“CEO”) or the Board of Directors (the “Board”) may reasonably determine. The Employee’s duties shall be as specified from time to time by the CEO and/or the Board.

4.2	During the employment the Employee shall:

4.2.1	devote the whole of their working time, attention and abilities to the business of the Company and any other Group Company for which the Employee is required to work from time to time;

4.2.2	faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Company;

4.2.3	comply with all reasonable and lawful directions given by the Board and give to the Board such explanations, information and assistance as the Board may reasonably require;

4.2.4	promptly make such reports to the Board in connection with the affairs of each Group Company on such matters and at such times as are reasonably required;

4.2.5	report their own wrongdoing and any wrongdoing or proposed or potential wrongdoing of any other employee, officer or consultant of any Group Company to the Board immediately on becoming aware of it;

4.2.6	use their utmost endeavours to promote, protect, develop and extend the business of each Group Company;

4.2.7	comply with all applicable laws, including, without limitation, common law, statutory, regulatory and fiduciary duties and any professional conduct rules applicable to them;

4.2.8	exercise the Employee’s powers jointly with such other person that the Company may appoint; and

4.2.9	at all times conduct the business of each Group Company for which the Employee is responsible in a lawful and ethical manner;

4.2.10	report to the Board in writing any matter relating to the Company or any Group Company or any of its or their officers or employees of which they become aware and which constitutes or is likely to constitute a breach of a legal obligation;

4.2.11	not engage in any form of facilitating tax evasion whether under U.S., UK law or under the law of any foreign country. The Employee must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made; and

4.2.12	not without the written consent of the Board (such consent not to be unreasonably withheld) pledge the credit of the Company or any Group Company other than in the day to day running of the Company or enter into any major or substantial commitment or contract without the approval of the Board.

4.3	The Employee must not whether during her employment or at any time thereafter make any comment (whether oral or in writing in any forum whatsoever) in relation to the Company, the Group Company, its/their business associates, partners, investors, employees, shareholders, directors or any other personnel or business contacts which is derogatory to or which might damage its or their reputation in any way.

4.4	Restrictive Covenants.

4.4.1	Employee and the Company acknowledge that, as a key employee, Employee will be involved in and substantially responsible for the development, implementation and management of the strategies and plans of the Company. By virtue of Employee’s position, Employee’s employment with a competitor of the Group Company would represent a serious competitive danger to the Group Company, and the use of Employee’s talent and knowledge and information about the strategies and plans of the Group Company can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, during the period of time during Employee’s employment with the Company and for a period of nine (9) months following the termination of that employment, for whatever reason (or without reason) (the “Restrictive Period”), Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Company and/or the Company Group, as such businesses exist or are in process on the date of termination of employment within any geographical area in which the Company Group engage in such businesses on the date of termination of employment. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. Additionally, during the Restrictive Period, Employee shall not directly, or indirectly through another entity or person, (i) induce or attempt to induce any employee or independent contractor of Company Group, to leave the employ of Company Group or in any way interfere with the relationship between the Company Group or any and any employee thereof; (ii) hire any person who was an employee of the Company Group at the time of termination of employment; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company Group to cease doing business with the Company Group or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company Group including, without limitation, making any negative statements or communications about the Company Group.

4.4.2	In the event that the provisions of this Paragraph 4.4 are deemed by a court of competent jurisdiction to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by law.

5.	Policies and Procedures

5.1	The Employee will read and comply strictly with:

5.1.1	any rules, policies and procedures that apply to each Group Company at all times; and

5.1.2	any other laws and regulations material to the conduct of the business of the Company or any Group Company.

5.2	Although the Company’s rules, policies and procedures do not form part of this Agreement, failure to comply with them may result in disciplinary action up to and including dismissal.

The Company expects the highest standards of integrity in relation to the Employee’s dealings with the Company's customers, suppliers, agents and subcontractors and with any government official. The Employee must comply with all Company policies, including, without limitation, the Company's Anti-bribery and Corruption Policy (insofar as such a policy is in place from time to time). Any breach of this policy will be regarded as a serious matter and will be dealt with under the Company's disciplinary procedure, up to and including termination.

6.	Place of Work

6.1	The normal place of work of the Employee is his home, located in the State of Massachusetts, unless otherwise agreed upon between Employee and the Company in writing.

6.2	The Employee agrees to travel on any business of any Group Company (domestically and abroad, including to the United Kingdom) as may be required for the proper performance of the Employee’s duties.

6.3	The Employee confirms that he:

6.3.1	is not in breach of any covenant or agreement in doing work at his home address;

6.3.2	shall inform the Company as soon as possible if he plans to change his home address and when it does actually change;

6.3.3	shall take reasonable steps to ensure that all Company property and confidential information is held securely at his home address when working from home;

6.3.4	shall comply with the Company’s Home Working Policies (insofar as such policies are in place from time to time); and

6.3.5	shall comply with all health and safety guidelines and instructions which the Company may give to the Employee from time to time and complete without delay all health and safety questionnaires the Company may send to the Employee from time to time.

6.4	The Employee is responsible for ensuring the security of confidential information in their home. In particular, they undertake to:

6.4.1	use appropriate password security;

6.4.2	use appropriate software security and keep security software up to date on all devices used for work purposes;

6.4.3	comply with the Company’s instructions relating to security of communications;

6.4.4	protect all and any data held on any device and comply with any data protection policy the Company has in place and the Company’s instructions relating to the sharing of data;

6.4.5	take all care to maintain confidentiality when working from home and comply with all Company instructions in this regard;

6.4.6	lock their computer terminal whenever it is left unattended;

6.4.7	ensure no one else in their home has access to confidential information stored on their computer or other devices;

6.4.8	ensure any wireless network is secure and comply with the Company’s instructions relating to wireless network security;

6.4.9	keep all papers in filing cabinets that are locked when not in use and ensure that no one else in their home has access to such papers;

6.4.10	shred or otherwise dispose securely of confidential information when it is no longer required and at all times comply with the Company’s instructions on document retention; and

6.6.14	report immediately to the Board any data breach or incident involving the security of information held as a result of the Employee’s employment that they discover or suspect.

7.	Hours of Work

7.1	The Employee’s normal working hours are 9am until 5:30pm from Monday to Friday local time with the Employee working 100% of such normal working hours at such times each week as are necessary for the proper performance of her duties. Due to the seniority of the Employee’s role, his hours of work may vary. It is noted that the Company is based in the United Kingdom, and as such, it is expected that work will at times be done to accommodate United Kingdom working time hours. Additionally, Employee must work such additional hours and travel within and outside the United States as may reasonably be required for the proper performance of their duties. Employee acknowledges and agrees that he is an exempt employee and as an exempt employee, Employee shall not be entitled to any overtime compensation for any work performed outside of Employee’s normal working hours.

8.	Salary

8.1	The Employee shall be paid a basic salary of $320,000 per annum (the “basic salary”) subject to applicable deductions and withholdings as required by law. The Employee’s salary shall accrue from day to day, and Employee has elected that the basic salary shall be payable in equal monthly instalments in arrears on or about the last day of each month and shall include any directors’ fees.

8.2	In accordance with applicable law, the Company may deduct from the salary or any other sums payable to the Employee any money owed to any Group Company by the Employee (including but not limited to loans, advances, relocation expenses and excess holiday payments). The Employee will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorised transactions entered into by the Employee or any overpayments made to the Employee.

8.3	The Employees salary will be reviewed annually in each year by the Board. The Company has no obligation to increase the Employee’s salary following a salary review.

9.	Expenses and Business Equipment

9.1	The Company shall reimburse any reasonable travel, hotel, entertainment and other out of pocket expenses wholly, exclusively and necessarily incurred by the Employee in the proper performance of the Employee’s duties under this Agreement subject always to the rules and policies of the Company from time to time and subject to the Employee providing receipts or other evidence of payment as the Company may require.

9.2	The Employee shall abide by such Company policy or policies on expenses as may be in place from time to time. As a general rule, the Employee shall be mindful of the need to minimise incurring expenses where possible and if necessary, that such expenses should be incurred in the most cost effective way.

9.3	To facilitate the payment of the Employee’s expenses, the Company may provide Employee with a company credit/debit card in her name for which the account will be rendered to and paid by the Company. The Employee will use the card solely for expenses referred to in this clause and return it to the Company’s registered office immediately upon the termination of this Agreement, or if requested to do so sooner by the Company.

9.4	The Company may provide the Employee with the use of a mobile phone and laptop and/or associated computer accessories (collectively Business Equipment) for her business use, which will remain the Company’s property at all times.

9.5	The Employee shall not allow anyone else to use the Business Equipment, recognising that it may contain Confidential Information. The Employee also recognises that although she may store some personal information on the Business Equipment, it must not be overloaded to the extent that it would impede/restrict the memory for legitimate business use.

9.6	The Company will bear all reasonable costs associated with the use of the Business Equipment. If the Employee makes personal calls using the Company mobile phone, the Company may require the Employee to indicate on each itemised bill which calls, texts or data usage (including downloads) are personal, and to reimburse it for those personal calls which, in its opinion, exceed a reasonable allowance for personal usage. The Company may deduct the cost of these calls, texts or data usage from the Employee’s basic salary, in accordance with applicable law.

9.7	The Employee shall take good care of all Business Equipment and shall notify any Group Company should there be any technical difficulties with such Business Equipment and/or that it might require repair/replacement. Should such repair/replacement arise as a result of the Employee’s fault, the Employee may be required (at the Company’s discretion) to meet the cost of such repair/replacement.

9.8	On Termination or at any other time upon request of the Company, the Employee shall return the Business Equipment to the Company in good condition, together with all handbooks, cables and other related accessories. Prior to the return of the Business Equipment the Employee should not delete any material stored on the Business Equipment whether business or personal.

9.9	Until such time as the Company provides the Employee with Business Equipment, she shall be permitted to use her personal devices for business purposes. In relation to any such personal devices the Employee will promptly on request from the Company at any time:

9.9.1	Return all Confidential Information and any other business information belonging to the Company or related to the business of the Company or any Group Company; and/or

9.9.2	Delete such Confidential Information and other business information from all relevant personal devices without keeping any copies; and/or

9.9.3	Provide evidence that the above has been complied with, including but not limited to providing the Employee’s device(s) to the Company so that it can be checked.

10.	Bonus and Equity

10.1	The Company does not currently offer any bonus scheme. Notwithstanding this, the Company may at its absolute discretion from time to time pay a bonus to the Employee at such level, on such conditions and at such time as the Company may decide at its absolute discretion. The factors that will influence any bonus grant are primarily performance. It is noted that a bonus target may be set, at the Company’s discretion, and thereafter it may be changed if and when a Board compensation committee is formed and provides a view.

10.2	In relation to any bonus, the Company may suspend, alter or discontinue any bonus payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Employee only) at its absolute discretion. If the Employee receives any bonus payment the Company is not obliged to make any further bonus payments and any bonus payment will not become part of the Employee's contractual remuneration or fixed salary.

10.3	In order to be eligible to receive a bonus payment, the Employee must be in the Company's employment and not under notice, given or received on the date that the bonus is paid. Bonus entitlement does not accrue in the course of a year, and the Employee is not entitled to payment of a bonus, or any pro rata portion of it, if the Employee leaves employment prior to the date that the bonus is paid.

10.4	The Employee shall not be eligible to be considered for any bonus nor shall any bonus be paid if the Employee is subject to any disciplinary action or investigation at the date any bonus is being considered and/or at the bonus payment date (as applicable) although the Company may reconsider the matter upon the conclusion of the disciplinary action or investigation in question.

10.5	Unless otherwise agreed upon between the parties, the Company will pay Employee a one-time only signing bonus in the amount of $90,000, less applicable deductions and withholdings (the “Signing Bonus”) on the Commencement Date. If the Employee terminates his employment with the Company prior to completing three (3) months of service, the Employee agrees the Signing Bonus is forfeited and must be repaid in full to the Company within seven (7) days of Employee’s last day of employment and the Company reserves the right to withhold any payment owing to the Employee to ensure the debt is received.

10.6	Subject to the Company and the Employee entering into an award agreement consistent with the then current plan of the Company, the Company shall grant to the Employee the Option to acquire a share of the Company stock (the “Option”). The number of Options and terms (e.g., vesting) will be agreed upon separately in an equity incentive package. It is noted that any Options not vested shall immediately cease upon the earlier of: (i) the Employee’s termination of employment; or (ii) notice by either the Employee or the Company of intention to terminate Employee’s employment.

11.	Benefit Plans

11.1	The Company may introduce from time to time benefit plans, in which the Employee may be invited to participate. At the moment the Company is proposing to put in place a life insurance scheme and a private medical health insurance scheme but this is not yet confirmed. The Company may also put in place a policy of Directors and Officers insurance but this is not yet confirmed. If such schemes are put in place the Employee will be eligible to participate.

11.2	The Employee’s participation in the benefit plans referred to in this clause are subject to:

11.2.1	the terms of that benefit plan, as amended from time to time;

11.2.2	the rules or the insurance policy of the relevant benefit provider, as amended from time to time; and

11.2.3	the Employee satisfying the normal underwriting requirements of the relevant benefits provider (which may involve a medical and/or a medical questionnaire) and the premium being at a rate which the Company considers reasonable.

11.3	The Company’s obligation under this clause is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate the Employee.

11.4	The Company reserves the right to discontinue, vary or amend each benefit plan (including the level of cover) at any time on reasonable notice to the Employee.

11.5	In the event Employee is eligible for, and properly elects, continued medical coverage through COBRA, the Company, may, in its sole discretion, reimburse Employee for all or a portion of his COBRA premium.

12.	Vacation and Holidays

12.1	The Employee shall be entitled to the full time equivalent of 15 days' paid vacation in each calendar year in addition to time off for any federal holidays in the United States that fall on a working day. Vacation time is to be taken at times convenient to the Company and authorised in advance and paid at the rate of the Employee’s normal remuneration.

12.2	The calendar year runs between 1 January and 31 December. If the Employee’s employment commences or terminates part way through the year, the Employee's vacation entitlement during that year shall be calculated on a pro rata basis rounded up to the nearest whole day.

12.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken vacation except on Termination. The amount of such payment in lieu shall be 1/182 of the Employee's basic salary for each untaken day of entitlement.

12.4	If on Termination the Employee has taken in excess of their accrued vacation entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise, one day's pay for each excess day calculated at 1/182 of the Employee’s basic salary, and such deductions, if any, shall be made in accordance with applicable law.

12.5	If either party has served notice to terminate the employment, the Company may require the Employee to take any accrued but unused vacation entitlement during the notice period.

13.	Sickness

13.1	The Employee will be entitled to five (5) paid sick days. Any further payments will be discretionary, non-contractual and may be discontinued at any time.

13.2	The Employee must comply with the Company’s sickness absence notification procedures. Each time the Employee is absent from work they shall provide evidence to the Company of the reason for their absence. This evidence shall be provided by way of a self-certification form which shall be completed by the Employee on the first day on which the Employee returns to work. In addition, in the case of illness or injury lasting for more than seven consecutive days, the Employee shall provide a doctor's certificate on the eighth day of illness or injury and weekly thereafter.

13.3	The rights of the Company to terminate the Employee’s employment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

14.	Outside Activities and Interests and share dealing

14.1	The Employee shall not during the employment except as a representative of the Company (whether directly or indirectly, paid or unpaid) or with the Board’s prior written consent, which shall not be unreasonably withheld, be employed, engaged, concerned or interested in any other actual or prospective business, organisation, occupation or profession. To the extent that such consent is given it shall be subject to the condition that the activity or interest in question:

14.1.1	does not prejudice the proper performance of the Employee’s duties under this agreement;

14.1.2	does not create a conflict of interest or a material risk of a potential conflict of interest in the future; and

14.1.3	is not in competition with the businesses of any Group Company.

14.2	Schedule 2 contains the interests disclosed and approved as at the date of this agreement. Should any of the details of these interests materially change, the Employee will inform the Board immediately and seek its approval to continue.

14.3	Nothing in this Agreement shall prevent the Employee from holding an investment by way of shares or other securities in any entity listed or dealt on a recognised stock exchange (a “Permitted Investment”) provided always that during the term of the employment the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned. and subject to such holding not giving rise to a breach of clause 14.5.

14.4	For the purposes of Clause 14.5, Price Sensitive Information shall mean any information which:

14.4.1	relates (directly or indirectly) to any Group Company or their affiliates, or any of their respective clients, suppliers or customers or any shares, debentures or other securities in any of them; and

14.4.2	is not generally known or available to those persons who are accustomed or would be likely or may deal in those securities but which would, if it were known or available to them, be likely materially to affect the price of those securities.

14.5	Without prejudice to clause 15, in relation to dealings in shares, debentures or other securities in any Group Company and in relation to Price Sensitive Information, the Employee shall:

14.5.1	not publish or otherwise disclose to any other person (whether during or after the period of this Agreement) any Price Sensitive Information acquired in the course of his employment nor make any other improper use of Price Sensitive Information (including using such information for his own benefit or for the benefit of any third party);

14.5.2	comply where relevant with every rule of law, every regulation of recognised stock exchange, regulator or other relevant body, every regulation of any such exchange, regulator or body and with the spirit as well as the letter of the rules applying to every stock exchange on which the shares of any Group Company are listed or traded;

14.5.3	comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place;

14.5.4	not (and shall procure so far as the Employee is able that the Employee’s spouse or civil partner and children do not) deal or become, or cease to be, interested in any securities of any Group Company except in accordance with all applicable rules and guidelines and in accordance with the provisions of this Agreement.

15.	Confidential Information

15.1	The Employee acknowledges that in the course of the employment they will have access to Confidential Information.

15.2	Without prejudice to the Employee’s common law and fiduciary duties, the Employee shall not during employment or at any time after Termination and whether for their own benefit or for the benefit of any third party directly or indirectly:

15.2.1	use any Confidential Information; or

15.2.2	disclose any Confidential Information to any person, company or other organisation whatsoever,

except in the proper course of their duties, as required by law or as authorised by the Company in writing; or

15.2.3	remove from the Employee’s principal place of work any document, record, disk, tape, program or other document, material or storage device containing or referring to Confidential Information (save as necessary for the proper performance of the Employee’s duties and then only on the basis that the Employee uses best endeavours to protect that material from loss or theft or other unauthorised disclosure and in the event of any such loss, theft or other unauthorised disclosure he informs the Board immediately);

15.2.4	post Confidential Information on any social media sites, including Facebook, LinkedIn, Twitter, WhatsApp or any similar social or professional networking online sites or applications. On Termination, the Employee must comply with the terms of the Company's Social Media Policy governing termination (insofar as such a policy is in place at the relevant time)

15.3	The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall use best endeavours to prevent the misuse of Confidential Information by others.

15.4	All Confidential Information and Copies shall be the property of the Company and the Employee shall not make any Copies save in the proper course of their employment.

15.5	Save as authorised by the Company, the Employee shall not make or publish any comment regarding the business of any Group Company or any of its current or former employees or directors to the media (including on social media).

16.	Exceptions to Confidentiality Restrictions

16.1	Notwithstanding any provision to the contrary, nothing in this Agreement shall prevent any person from:

16.1.1	using or disclosing Confidential Information or making any report or disclosure which :

(a)	is required by HM Revenue and Customs; or

(b)	they are required to disclose by law or by a court of competent jurisdiction or is appropriate to disclose to a regulatory body; or

(c)	is appropriate to disclose to the police or a law enforcement agency in circumstances in which a criminal offence has been, or is alleged to have been, committed; or

(d)	is necessary and appropriate to disclose in confidence to a trade union representative or a regulated health, care or legal professional.

16.1.2	co-operating with a criminal investigation or prosecution;

16.2	Nothing in this Agreement is intended to prevent or inhibit any report, disclosure or co-operation referred to in clause 16.1 (“Disclosure”) or to influence the substance of such Disclosure.

17.	Whistleblowing

17.1	It is the duty of the Employee to report to the Board any material breach by any Group Company of their legal obligations of which the Employee is aware. Concerns should be reported, in writing, to the Board.

18.	Intellectual Property

18.1	The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company until fully vested in the Company.

18.2	The Employee acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of those duties, the Employee has, and shall have at all times while employed by the Company, a special obligation to further the Company’s interests.

18.3	To the extent that title in the Employment IPRs do not vest in the Company as described clause 18.1, to the fullest extent permitted by law, the Employee hereby assigns to the Company with full title guarantee absolutely all right, title and interest in and to the Employment IPRs for the full term of such rights and all renewals and extensions, together with all accrued causes of action (whether occurring before, on, or after the date of this Agreement).

18.4	To the extent that legal title in and to any Employment Inventions or Employment IPRs do not vest in the Company as described in clause 18.1 or pursuant to clause 18.3, the Employee agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to the American Arbitration Association. The Arbitration will be conducted before a single neutral arbitrator pursuant to the Commercial Rules for Arbitration. By accepting employment with the Company you are waiving your right to a jury trial in connection with any dispute described in this Section 18.

18.5	The arbitrator’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the arbitrator and will provide (or procure that others provide) the arbitrator with such assistance and documents as the arbitrator reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 18.4 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 18.4 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

18.6	The Employee agrees:

18.6.1	to give the Company full written details of all Employment Inventions promptly on their creation;

18.6.2	at the Company’s request and in any event on the termination of their employment to give the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

18.6.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

18.6.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

18.7	The Employee waives all their present and future moral rights which arise under the United States Copyright Act of 1976, the United Kingdom Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

18.8	The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of their compliance with this clause. This clause is without prejudice to the Employee’s rights, if any, under the United Kingdom’s Patents Act 1977.

18.9	The Employee undertakes to execute all documents and do all acts both during and after their employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the Company’s name and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 18.9.

18.10	The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

18.11	The Employee hereby irrevocably appoints the Company to be their attorney in their name and on their behalf to execute documents, use their name and do all things which are necessary or desirable for the Company to obtain for itself or the Company’s nominee the full benefit of this clause 18.

18.12	The Employee agrees that the Employee’s work for the Company will be the Employee’s own original work and the Employee will not violate the intellectual property rights of third parties. The Company does not want and does not need any confidential information relating to any former employer of the Employee and the Employee agrees to not to copy, use or disclose such information.

19.	Termination Without Notice

19.1	Notwithstanding any other provision in this Agreement, the Company may terminate the Employee’s employment under this Agreement with immediate effect without notice or PILON and with no liability to make any further payment to the Employee (other than in respect of such salary as shall have accrued at the Termination Date and payment in respect of accrued but untaken holiday entitlement) if in the reasonable opinion of the Board the Employee:

19.1.1	is guilty of gross misconduct; or

19.1.2	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses to comply with any reasonable and lawful directions of the Company; or

19.1.3	is grossly negligent or grossly incompetent in the performance of their duties; or

19.1.4	is convicted of any criminal offence (other than a misdemeanour offence under any road traffic legislation for which a fine or non-custodial penalty is imposed); or

19.1.5	is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Board; or

19.1.6	commits any material breach of the Company’s policies or procedures; or

19.1.7	is no longer eligible to work in the United States; or

19.1.8	is guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

19.1.9	commits a breach of any legislation in force which may affect or relate to the business of the Company or any Group Company; or

19.1.10	is guilty of a serious breach of any professional conduct rules applicable to the Employee, the rules of any regulatory authorities relevant to the Company or any Group Company or any code of practice or policy issued by the Company (as amended from time to time); or

19.1.11	refuses or fails to agree to accept employment on the terms and in the circumstances specified in clause 24.1 [CHECK LINK]; or

19.1.12	is in material breach of the articles of association of the Company and/or any shareholders’ or investment agreement in place in relation to the Company from time to time.

19.2	The rights of the Company under clause 19 are without prejudice to any other rights that it might have at law to terminate the Employee’s employment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

19.3	The Company may suspend the Employee from any or all of the Employee’s duties during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure or regulatory investigation is outstanding. Any such suspension shall not constitute disciplinary action.

20.	Obligations Upon Termination

20.1	On Termination or upon earlier request of the Company, following the service of notice or purported Termination by the Employee, the Employee shall:

20.1.1	immediately deliver to the Company all property belonging to the Company;

20.1.2	immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Employee’s possession or control;

20.1.3	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including on any personal computer, personal device, personal email account or web account), and all matter derived from such sources which is in their possession or under their control outside the premises of the Company;

20.1.4	immediately resign, without any claim for compensation, from any directorships or offices in any Group Company unless requested otherwise by the Company;

20.1.5	provide the Company with any information, advice or reasonable assistance it requires in respect of their employment or its termination; and

20.1.6	provide a signed statement confirming full compliance with the obligations under clauses 20.1.1, 20.1.2 and 20.1.3 together with such reasonable evidence of compliance as the Company may request.

21.	Post Termination Restrictions

Schedule 1 shall take effect.

22.	Statutory Particulars

22.1	The Employee is subject to the Company's disciplinary and grievance procedures, copies of which are available from the Board, although the Board reserves the right to deviate from these procedures in light of the Employee’s seniority and length of service. These procedures do not form part of the Employee's contract of employment.

22.2	If the Employee wishes to raise a grievance or appeal a disciplinary decision the matter should be raised in writing with the Board.

22.3	There is no collective agreement which affects the Employee’s employment or this Agreement.

22.4	The Company does not impose any mandatory training requirements in relation to the Employee.

22.5	The Company intends to comply with its statutory obligations regarding time off from work for example relating to family leave (including maternity, paternity and parental), domestic incident leave, jury and military service. There is no right to paid time (except to the extent required by law) but the Company may exercise its discretion in relation to short term absences. Any payments offered by the Company will be contained in the relevant Company policy as it applies at the relevant time and may be removed or amended from time to time at the Company’s discretion.

23.	Workplace Privacy

23.1	The Employee confirms that they have read and understood the Company’s Privacy Notice which is available on request.

23.2	The Employee understands that the Company may monitor the Employee’s communication and electronic equipment including, without limitation, the Company's telephone, chat and e-mail systems, information stored on the Company's computer equipment (including all electronically stored information that is the property of the Company), and any other computer equipment or other device used by the Employee in the performance of their duties.

23.3	For the purposes of this clause 23.3, the terms "personal data", "special category personal data" and "processing" have the meaning given in the General Data Protection Regulation (EU) 2016/679 (GDPR).

23.3.1	The Company may transfer to the Employee (or allow the Employee to access) certain information relating to the Company or a Group Company containing personal data (including but not limited to personal data relating to any employee, worker, customer, client, supplier, or agent of the Company or any Group Company (the "Company Personal Data")).

23.3.2	The Employee shall comply with any Company data protection policy in place from time to time when handling any Company Personal Data.

23.4	The Employee shall process Company Personal Data only as required to perform their duties, or as required by applicable law.

23.5	Unless required by applicable law, the Employee shall not retain or process Company Personal Data for longer than is necessary to perform their duties hereunder, and (notwithstanding the generality of clause 20) following termination of this Agreement, or at any time on request from the Company, the Employee shall promptly delete or destroy all Company Personal Data and certify in writing to the Company that they have done so.

23.6	If the Employee becomes aware of a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Company Personal Data (a "Security Incident"), the Employee shall promptly notify the Company and cooperate with the Company's investigation of the Security Incident. At all times, the Employee shall have in place and maintain appropriate security measures to protect the Company Personal Data against Security Incidents.

23.7	The Employee shall use all reasonable endeavours to keep the Company informed of any changes to their personal data.

24.	General

24.1	The Company, in its sole discretion, may assign its rights and/or obligations under this Agreement to and Group Company or any third-party.

24.2	The Employee will, at the request of the Company at any time after the Termination Date, co-operate and provide assistance to any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning any Group Company where the Employee is aware of any facts or other matters which the Company reasonably considers is relevant to such process or legal proceedings.

24.3	This clause applies if the Employee subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an "Incentive") or may do so. Upon Termination, the Employee's rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date and the Employee hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Employee (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

24.4	A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given for that party in this Agreement, in the case of the Employee to their personal email address or as otherwise notified in writing to the other party. A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question. A notice required to be given to the Company under this Agreement shall not be validly given if sent by email.

24.5	This Agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter, including the Employee’s offer letter.

24.6	If any provision of this Agreement (including without limitation the provisions contained in Schedule 1) shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. If any provision of this Agreement (including without limitation the provisions contained in Schedule 1) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.

24.7	The Employee agrees that in entering into this Agreement the Employee does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The Employee waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement. Nothing in this clause shall operate to exclude liability for any fraud.

24.8	No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives) save that the Company may amend the terms of this Agreement by notifying the Employee that it is exercising its right to do so.

24.9	The Employee shall not be contractually entitled to receive any benefit from the Company which is not expressly provided for by this Agreement, unless otherwise required by applicable law.

24.10	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

24.11	No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

24.12	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of New York, without regard to its conflict of law principles.

24.13	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

24.14	The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies. The Company shall be entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to the Employee.

24.15	Employee is voluntarily entering into this Agreement and by signing below acknowledges that Employee has been advised to consult with an attorney prior to signing this Agreement.

Executed and delivered as a Deed by the Employee and by the Company on the date stated at the beginning of this Agreement.

Signed as a deed by for and on behalf of ZURA BIO LIMITED in the presence of:	Signature

Witness’s Signature
Name of witness
Address of witness

Occupation of witness

Signed as a deed by JAVIER COTE-SIERRA in the presence of:
Signature

Witness’s Signature
Name of witness
Address of witness

Occupation of witness

SCHEDULE 1

POST TERMINATION RESTRICTIONS

(1)	In this Schedule, the following terms not otherwise defined in the Agreement shall have the following meanings unless the context requires otherwise:

“Collaboration” any commercial arrangement, cooperation, association, partnership, sponsorship, joint enterprise or venture or referral or intermediary relationship.

“Key Partner” any firm, person or entity which was in Collaboration with, the Company or any Group Company in each case during the Look Back Period and:

(a)	with whom the Employee personally dealt to any material extent; or

(b)	about which the Employee was privy to Confidential Information.

"Look Back Period" the period of 9 months before the Termination Date if earlier;

“Other Person” any person who is/was employed or engaged by any Group Company at any time in the six (6) months prior to the Termination Date with whom the Employee worked closely at any time in the twelve months before that person left and who carried out work for or on behalf of any Group Company:

(a)	in a senior capacity or who has material technical or sector knowledge or who is a key person; and/or

(b)	who could materially damage the interests of any Relevant Company whether as a result of leaving on their own or as a result of leaving in conjunction with others;

"Restricted Business" those parts of the business of the Company and any Group Company with which the Employee was either:

(a)	involved to a material extent; or

(b)	privy to Confidential Information,

in each case during the Look Back Period.

"Restricted Person" anyone employed or engaged by or otherwise working for the benefit of the Company or any Group Company who is employed/engaged in a senior capacity or who has material technical or sector knowledge or who is a key person or whose departure or employment/engagement by another firm, person or entity may otherwise materially damage the business or interests of the Company or any Group Company and, in each case, either:

(a)	with whom the Employee personally dealt to any material extent; or

(b)	about whom the Employee was privy to Confidential Information,

in each case during the Look Back Period.

“Restricted Supplier”, any person, firm, company or other entity or third person who was a supplier of equipment, products, services or information to the Company or any Group Company as at the Termination Date:

(a)	with whom the Employee personally dealt to any material extent; or

(b)	about which the Employee was privy to Confidential Information,

in each case during the Look Back Period.

(2)	In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Employee has access as a result of the employment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that the Employee shall not:

(a)	for nine (9) month(s) after the Termination Date, in the course of any business concern, offer to employ or engage or otherwise endeavour to entice away from the Company or any other Group Company any Restricted Person; or

(b)	for nine (9) month(s) after the Termination Date, in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or

(c)	for nine (9) month(s) after the Termination Date, in the course of any business concern, deal or transact business with or enter into any form of Collaboration with any Key Partner or Restricted Supplier of the Company or any Group Company that, in each case, has the purpose or likely effect of interfering with, damaging or reducing the extent, scope or value to the Company or relevant Group Company of that Key Partner’s Collaboration or relationship as Restricted Supplier with it or them, as applicable;

(d)	for nine (9) month(s) after the Termination Date, be engaged, concerned or interested in any undertaking in conjunction with any Other Person (whether or not such person would breach their contract of employment); or

(e)	for nine (9) month(s) after the Termination Date, be employed by, work for the benefit of, engaged by, interested in or concerned with any business concern which is (or intends to be) in direct competition with any Restricted Business.

(3)	The Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that the Employee shall not at any time after the Termination Date, represent any connection with any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with any Group Company.

(4)	None of the restrictions in this Schedule shall prevent the Employee from:

(a)	holding a Permitted Investment

(b)	being engaged or concerned in any business concern insofar as his or her duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)	being engaged or concerned in any business concern, provided that their duties or work shall relate solely to services or activities of a kind with which they were not concerned to a material extent in the Lookback Period.

(5)	The restrictions imposed on the Employee by this Schedule apply to the Employee acting:

(a)	directly or indirectly; and

(b)	in any Capacity, on their own behalf or on behalf of, or in conjunction with, any firm, company or person.

(6)	The Employee agrees to enter into the restrictions in this Schedule in consideration for the Company agreeing to employ them on the terms contained in this Agreement.

(7)	If the Employee receives an offer to be involved in a business concern in any Capacity during employment, or before the expiry of the restrictions set out in paragraph (2) above, the Employee shall give the person making the offer a copy of this Schedule and shall tell the Company the identity of that person as soon as possible after accepting the offer.

(8)	Each sub-paragraph of paragraph (2), each definition set out in this Schedule, each limb of each such definition and each operative word within each sub-paragraph or definition is agreed to be a separate and severable restriction, notwithstanding that they are combined together for the sake of brevity. The parties agree that if any such restrictions shall be held to be void but would be valid if part of: (a) the wording of such restriction were deleted, such restriction shall apply with such deletion (including but not limited to a single word or words) as may be necessary to make it valid or effective; and (b) the wording of any definition were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective but the deletion in that definition shall not apply to any other restriction, so that each definition is deemed to be repeated each time it is used.

(9)	If the employment of the Employee is assigned to any firm, company, person or entity other than a Group Company (the "New Employer"), the Employee will, if required, enter into an agreement with the New Employer containing post termination restrictions corresponding to those restrictions in this Schedule, protecting the confidential information, trade secrets and business connections of the New Employer.

(10)	The Employee enters into each of the restrictions in this Schedule for the benefit of the Company on its own behalf and as trustee for each Group Company. The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which the Employee agrees to be bound by restrictions corresponding to those restrictions in this Schedule in relation to that Group Company.

(11)	The Employee has had the opportunity to obtain legal advice on the terms of this Agreement. The Employee acknowledges that the restrictions are necessary to protect the legitimate interests of the Group and are reasonable in scope and duration.

(12)	The Employee acknowledges that if the Employee breaches the restrictions set out in this Schedule the Company will suffer irreparable loss, damages will not be an adequate remedy and the Company should be entitled to injunctive relief, without the necessity of posting a bond or other security.

SCHEDULE 2

OUTSIDE INTERESTS

Name of Company	Sector and nature of business	Employees interest in company	Time commitment and other material facts